Exhibit 99.1

For immediate release:
November 18, 2014

Media Contacts:	Investor Contact:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com	john.oconnor@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.y.white@zoetis.com
Zoetis Announces Authorization of $500 Million Share Repurchase Program
FLORHAM PARK, N.J. - Nov. 18, 2014 - Zoetis Inc. (NYSE: ZTS), the world’s leading animal health company, today announced that its Board of Directors has authorized a $500 million share repurchase program as part of its capital allocation plans. The shares are expected to be repurchased at the discretion of management, depending on market conditions and business needs. The authorization allows for repurchases to be conducted through open market or privately negotiated transactions or otherwise.

“A share repurchase program is an important tool for managing our allocation of capital, and it gives us additional flexibility to return capital to shareholders when it is not needed in the business,” said Paul Herendeen, Executive Vice President and Chief Financial Officer of Zoetis. “We remain focused on investing capital internally to help grow the business; completing complementary business development activities that can generate additional value; and returning capital to shareholders as part of our total value proposition.”

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2013, the company generated annual revenue of $4.6 billion. With approximately 9,800 employees worldwide at the beginning of 2014, Zoetis has a local presence in approximately 70 countries, including 27 manufacturing facilities in 10 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-Looking Statements:  This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

###